Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made as of this 21st day of November, 2016 (the “Effective Date”), by and between PURE HOSPITALITY SOLUTIONS, INC., a Nevada corporation (the “Nevada Corporation”), and MESO NUMISMATICS, CORP., a Florida corporation (the “Florida Corporation”). Each of the Florida Corporation and Nevada Corporation may be referred to individually as a “Party” and collectively as the “Parties”.

W I T N E S S E T H :

WHEREAS, the Nevada Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada; and

WHEREAS, the Florida Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida; and

WHEREAS, the respective Boards of Directors of the Nevada Corporation and the Florida Corporation have determined that, it is advisable, to the advantage of and in the best interests of the Nevada Corporation and its shareholders and the Florida Corporation and its stockholders that the Florida Corporation merge with and into the Nevada Corporation upon the terms and subject to the conditions herein provided; and

WHEREAS, the parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), and to cause the merger described herein to qualify as a reorganization under the provisions of Section 368 of the Code, and

WHEREAS, the respective Boards of Directors of the Nevada Corporation and the stockholders of the Florida Corporation have unanimously adopted and approved this Agreement, and the Board of Directors of the Nevada Corporation has directed that this Agreement be submitted to the shareholders of the Nevada Corporation for their consideration.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and intending to be legally bound, the Nevada Corporation and the Florida Corporation hereby agree as follows:

1. Merger. Subject to the approval of the shareholders of the Nevada’s general corporate law as set forth in Chapter 78 of the Nevada Revised Statutes (“NRS”), at such time hereafter as the parties hereto shall mutually agree, the Florida Corporation shall be merged with and into the Nevada Corporation as a wholly-owned subsidiary (the “Merger”), and the Nevada Corporation shall be the parent company of the Florida Corporation (hereinafter sometimes referred to as the “Surviving Corporation”). The Merger shall be effective upon the Effective Date. The parties shall use their best efforts to timely effectuate (a) the filing of a Certificate of Merger (the “Certificate of Merger”) with the office of the Nevada Secretary of State in accordance with the provisions of the NRS; and (b) the filing of a duly certified Certificate of Ownership and Merger (the “Certificate of Ownership and Merger”) with the Secretary of State of the State of Florida in accordance with the applicable provisions of Florida Business Corporation Act (the “FBCA”); the date and time of the later of such filings being hereinafter referred to as the “Effective Time.” Following the due approval of the Merger by the shareholders of the Nevada Corporation, subject to the provisions of this Agreement, the Certificate of Ownership and Merger shall be duly executed by the Florida Corporation and the Nevada Corporation and thereafter delivered to the office of the Secretary of State of the State of Nevada, and the Certificate of Ownership and Merger shall be duly executed by the Florida Corporation and the Nevada Corporation and thereafter delivered to the office of the Secretary of State of Florida.

2. Closing Transactions.

a. Promptly after the Effective Date, subject to, and consistent with, the provisions of this Agreement, Nevada Corporation shall, through reasonable procedures as Nevada Corporation may adopt, issue One Hundred Million (100,000,000) shares of common stock to the Florida Corporation stockholders in exchange for all of the outstanding shares of Florida Corporation’s common stock; after which exchange, Nevada Corporation shall own one hundred (100%) percent of Florida Corporation’s common stock, and Florida Corporation shall thereby become a wholly-owned subsidiary of Nevada Corporation.

b. Effect of the Acquisition. At the Effective Time, the effect of the acquisition shall be as provided in this Agreement and the applicable provisions of Florida and Nevada Law. At the Effective Time, all the property, rights, privileges, powers and franchises of Florida Corporation shall vest in Nevada Corporation.

c. No Further Ownership Rights in Florida Corporation shares. All Florida Corporation shares issued upon the surrender for exchange of shares of Nevada Corporation Common Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Florida Corporation shares, and there shall be no further registration of transfers on the records of the Nevada Corporation of Florida Corporation shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Section 2.

3 Governing Documents.

a. The Certificate of Incorporation of the each of the respective corporations shall remain in full force and effect.

b. The Bylaws of the Nevada Corporation shall be the Bylaws of the Surviving Corporation.

4. Officers and Directors. The directors of the Nevada Corporation immediately prior to the Effective Date shall be the directors of the Surviving Corporation and the officers of the Nevada Corporation immediately prior to the Effective Date shall be the officers of the Surviving Corporation. Such directors and officers will hold office from the Effective Date until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and Bylaws of the Surviving Corporation, as the same may be lawfully amended, or as otherwise provided by law.

5. Succession; Name of Surviving Corporation. As of the Effective Date, the separate existence of the Florida Corporation shall continue and the Florida Corporation shall be merged with and into as a wholly-owned subsidiary of the Nevada Corporation. The name of each Party’s corporation shall remain, whereby the Nevada Corporation’s name shall remain “Pure Hospitality Solutions, Inc.” and the Florida Corporation’s name shall remain “Meso Numismatic, Inc.” As of the Effective Date, the Florida Corporation shall continue to possess all of its assets, rights, privileges, franchises, powers and property of the Florida Corporation as constituted immediately prior to the Effective Date, (i) shall be subject to all actions previously taken by the Nevada Corporation’s Board of Directors and shall succeed, without other transfer, to all of the assets, rights, privileges, franchises, powers and property of the Florida Corporation in the manner of and as more fully set forth in applicable provisions of FBCA, and (ii) shall continue to be subject to all of the debts, liabilities and obligations of the Florida Corporation as constituted immediately prior to the Effective Date.

6. Further Assistance. From and after the Effective Date, as and when required by the Florida Corporation or by its successor and assigns, there shall be executed and delivered on behalf of the Nevada Corporation such deeds and other instruments, and there shall be taken or caused to be taken by it such further and other action, as shall be appropriate or necessary in order to vest, perfect or confirm, of record or otherwise, in the Florida Corporation the title to and possession of all the property, interests, assets, rights, privileges, immunities, power, franchises and authority of the Nevada Corporation, and otherwise to carry out the purposes of this Agreement, and the officers and directors of the Florida Corporation are fully authorized in the name and on behalf of the Nevada Corporation or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

7. Outstanding Stock of the Florida Corporation. At the Effective Date, the 1,000 shares of the Florida Common Stock presently issued and outstanding in the name of the stockholders shall be canceled and retired and resume the status of authorized and unissued shares of Florida Corporation’s Common Stock, and no shares of Florida Corporation’s Common Stock or other securities of Florida Corporation’s Common Stock shall be issued in respect thereof

8. Stock Certificates. From and after the Effective Date, all of the outstanding certificates which prior to that time represented shares of capital stock of the Florida Corporation shall be deemed for all purposes to evidence ownership and to represent the shares of capital stock of the Nevada Corporation into which such shares of the Florida Corporation represented by such certificates have been converted as herein provided. The registered owner on the books and records of the Florida Corporation or its transfer agent of any such outstanding stock certificate shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to the Florida Corporation or its transfer agent, have and be entitled to exercise any voting and other rights with respect to and to receive any dividend and other distributions upon the shares of capital stock of the Florida Corporation evidenced by such outstanding certificates as above provided. Each certificate representing capital stock of the Surviving Corporation so issued in the Merger shall bear the same legends, if any, with respect to the restrictions on transferability as the certificates of the Nevada Corporation so converted and given in exchange therefor, unless otherwise determined by the Board of Directors of the Surviving Corporation in compliance with applicable laws, and any additional legends required by applicable Blue Sky laws. If any certificate for shares of the Florida Corporation stock is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it shall be a condition of issuance thereof that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer, that such transfer otherwise be proper and that the person requesting such transfer pay to the exchange agent any transfer or other taxes payable by reason of the issuance of such new certificate in a name other than that of the registered holder of the certificate surrendered or establish to the satisfaction of the Florida Corporation that such tax has been paid or is not payable.

9. Validity of Florida Common Stock. All shares of Florida Corporation’s Common Stock into which Nevada Corporation’s Common Stock is to be converted pursuant to the Merger shall not be subject to any statutory or contractual preemptive rights, shall, when issued, be validly issued, fully paid and non-assessable and shall be issued in full satisfaction of all rights pertaining to such Nevada Corporation’s Common Stock.

10. Rights of Former Holders. From and after the Effective Date, no holder of certificates which evidenced Florida Corporation’s Common Stock immediately prior to the Effective Date shall have any rights with respect to the shares formerly evidenced by those certificates, other than the right to receive the shares of Florida Corporation’s Common Stock into which such Nevada Corporation’s Common Stock shall have been converted pursuant to the Merger.

11. Abandonment and Termination. At any time before the Effective Date, this Agreement may be terminated and the Merger may be abandoned by the Board of Directors of either the Nevada Corporation or the Florida Corporation or both, notwithstanding approval of this Agreement by the sole stockholder of the Florida Corporation and the stockholders of the Nevada Corporation.

12. Third Parties. Except as provided in this Agreement, nothing herein expressed or implied is intended or shall be construed to confer upon or give any person, firm or corporation, other than the parties hereto or their respective successors and assigns, any rights or remedies under or by reason of this Agreement.

13. Waiver of Conflicts. The Florida Corporation and the Nevada Corporation (collectively, the “Consenting Parties”) acknowledge that at all times relevant hereto and up to the Effective Date, each corporation operated independently of the other. If subsequent to the Closing any dispute were to arise relating in any manner to this Agreement (“Dispute”), the Consenting Parties consent to and waive all claims against each of the respective corporation’s shareholders in any and all such Disputes.

14. Governing Law; Venue. Agreement, and all rights, duties, and obligations of the Parties under this Agreement, shall be governed by and under the laws of the State of New York, without giving effect to any principles of conflict of laws. The Parties hereby submit to the personal and subject matter jurisdiction and venue of the state or federal courts located in the New York, New York. If either Party commences an action arising out of this Agreement, the prevailing Party shall, in addition to any other damages and costs awarded, be entitled to all reasonable attorneys’ fees and costs incurred in connection with the prosecution or defense of such action.

15. WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVES ITS RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR ANY CONTEMPLATED TRANSACTION, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF OR BETWEEN THE PARTIES, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL TO ITS SATISFACTION.

16. Entire Agreement. This Agreement represents the entire agreement between the parties relating to the subject matter thereof and supersedes all prior agreements, understandings and negotiations, written or oral, with respect to such subject matter. With respect to each Party’s rights and obligations, this Agreement (including all exhibits) supersedes all previous agreements among the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, proposals, representations or understandings between them, written or oral, concerning such subject matter. No oral statements or prior written material not specifically incorporated in this Agreement shall be of any force or effect and no changes in or additions to this Agreement shall be recognized without the specific prior written consent of the Parties.

17. Gender: Number; Construction; Headlines. Whenever the context of this Agreement requires, the gender of all words shall include the masculine, feminine and neuter, and the number of all words shall include the singular and plural. This Agreement shall be construed without regard to any presumption or other rule requiring construction against the Party causing this Agreement to be drafted. Each Party has read this Agreement in its entirety understands its contents and has had the advice of counsel as to the Agreement’s meaning and intent. The headings contained in this Agreement are for reference purposes only and shall not affect in any matter or way the meaning or interpretation of this Agreement.

18. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

19. Amendment or Waiver. The terms of this Agreement may be amended, modified, discharged, waived or terminated only by a written instrument executed by both Parties or, in the case of a waiver, by the Party waiving compliance, unless such waiver is conditional. All amendments shall be in writing and may be executed in multiple counterparts. No delay or omission by either Party to exercise any right or power it has under this Agreement shall impair or be construed as a waiver of such right or power. A waiver by either Party of any breach or covenant of the other Party shall not be construed as a waiver of any succeeding breach or any other covenant of such other Party. All waivers must be in writing and signed by the Party waiving its rights.

20. Assignment. No assignment by either Party of this Agreement or any right, duty, or obligation of either Party contained in this Agreement to any individual, firm, corporation, or other business entity, shall be valid without either Party’s prior written consent. This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties.

21. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and in pleading or proving any provision of this Agreement it shall not be necessary to produce more than one such counterpart. In the event that any signature is delivered by facsimile transmission, by email in “portable document format” (“.pdf”), electronic signature or other similar electronic means intended to preserve the original graphic and pictorial appearance of this Agreement, such signature shall have the same effect as physical delivery of the paper document bearing original signature and create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature were an original thereof.

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Signature page follows]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement to be executed as of this day and year first above written.

PURE HOSPITALITY SOLUTIONS, INC., a Nevada corporation

By:	/s/ Melvin Pereira L.
Name: Melvin Pereira
Title: Chief Executive Officer

ATTEST:

By:
Name:
Title:

MESO NUMISMATICS, CORP., a Florida corporation

By:	/s/ Melvin Pereira L.
Name: Melvin Pereira
Title: President

ATTEST:

By:
Name:
Title:

 Exhibit A

to Merger Agreement

PLAN OF MERGER

The following corporations are parties to this Plan of Merger: (i) PURE HOSPITALITY SOLUTIONS, INC., a Nevada Corporation (the “Nevada Corporation”) and (ii) MESO NUMISMATICS, CORP., a Florida corporation (the “Florida Corporation”).

1. The Florida Corporation shall be merged with and into the Nevada Corporation as a wholly-owned subsidiary (the “Merger”).

2. The Nevada Corporation shall own all of the outstanding shares of the Florida Corporation.

3. All of the shares of the Florida Corporation outstanding immediately after to the Merger shall thereupon be canceled.

4. Upon the Merger, each outstanding share of common stock, $0.001 par value per share, of the Florida Corporation (“Florida Common Stock”) shall be converted into one hundred thousand shares of common stock, $0.001 par value per share, of the Nevada Corporation (“Nevada Common Stock”).

5. Each holder of shares of the Florida Corporation may thereupon surrender the share certificate or certificates to the Secretary of the Nevada Corporation and shall be entitled to receive in exchange therefor a certificate or certificates representing the number of shares into which the shares theretofore represented by a certificate or certificates so surrendered shall have been converted.

6. The officers and directors of the Nevada Corporation immediately preceding the Merger shall be the officers and directors of the Florida Corporation immediately following the Merger.

7. The Certificate of Incorporation of the Florida Corporation as in effect immediately preceding the Merger shall continue in full force and effect as a wholly-owned subsidiary of the Nevada Corporation which shall operate the Florida Corporation as the parent and the surviving corporation.

8. The Bylaws of the Nevada Corporation as in effect immediately preceding the Merger shall continue in full force and effect as the Bylaws of the Florida Corporation.

9. This Plan of Merger shall be effective as of the date of filing of a Certificate of Ownership with the State of Florida.

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